                                                                    EXHIBIT 10.9

                         TRANSITIONAL SERVICES AGREEMENT

     This Agreement is entered into and effective as of the day of ____________, 2000 (the "Effective Date"), by and between Deluxe Corporation, a Minnesota corporation ("Deluxe"), and eFunds Corporation, a Delaware corporation ("eFunds") (eFunds and Deluxe are at times referred to herein individually as a "Party" and collectively as the "Parties").

     Whereas, prior to the initial public offering ("IPO") of eFunds, Deluxe has provided certain Transitional Services (as defined below) to eFunds and eFunds has provided certain Transitional Services to Deluxe; and

     Whereas, Deluxe and eFunds have both requested from each that certain of such services continue pursuant to this Agreement; and

     Whereas, Deluxe and eFunds agree to provide or cause to be provided these services on terms and conditions set forth herein.

     Subject to the terms, conditions, covenants and provisions of this Agreement, Deluxe and eFunds mutually covenant and agree as follows:

     Capitalized terms used and not otherwise defined herein have the meaning given to them in the IPO and Distribution Agreement dated as of March 31, 2000 between Deluxe and eFunds (the "IPO and Distribution Agreement").

                                    ARTICLE 1
                                SERVICES PROVIDED

     1.01 Transitional Services.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, Deluxe or eFunds, as the case may be, (the "Service Provider") will provide to eFunds or Deluxe, as the case may be, (the "Service Receiver") those administrative and support services listed in Appendix A and B attached hereto (individually a "Transitional Service," and collectively the "Transitional Services"), during the time period for each Transitional Service set forth on Appendix A or B, (the "Time Periods" for all of the Transitional Services, and the "Time Period" for each Transitional Service).

          (b) Service Provider shall perform the Transitional Services exercising the same degree of care as it exercises in performing the same or similar services for its own account. Nothing in this Agreement shall require Service Provider to favor Service Receiver over Service Provider's businesses or those of any of its affiliates, subsidiaries or divisions.

          (c) In no event shall Service Receiver be entitled to any new service or to increase its use of any of the Transitional Services above that level of use specified in the Appendices without the prior written consent of Service Provider, which consent may be
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     withheld by Service Provider for any or no reason in its sole and absolute discretion. Service Provider shall not be required to provide Service Receiver (i) extraordinary levels of Transitional Services that are above the ordinary levels which existed prior to the Effective Date, (ii) special studies, (iii) training, or (iv) the advantage of systems, equipment, facilities, training, or improvements procured, obtained or made after the Effective Date by Service Provider.

          (d) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transitional Services, Service Receiver agrees that the Transitional Services provided by third parties, as permitted by Section 1.03 hereof, shall be subject to the terms and conditions of any agreements between Service Provider and such third parties.

          (e) The Parties acknowledge and agree that in respect of Transitional Services performed outside the United States the Service Provider and Service Receiver will in most cases not be Deluxe or eFunds but one of their respective subsidiary corporations (after implementation of the Assignment and Assumption Agreement). The obligations of Deluxe and eFunds hereunder in such situations will not be to provide or receive such Transitional Services themselves but rather to use their best efforts to require such subsidiaries to (i) provide or receive such services, as the case may be, on the same terms and conditions as set out in this Transitional Services Agreement and (ii) if necessary, enter into agreements to provide or receive such services, as the case may be, mutatis mutandis in form and substance the same as this Transitional Services Agreement except to the extent it is necessary or appropriate to modify such agreements to comply with local laws.

     1.02 Representatives. Deluxe and eFunds shall each nominate a representative to act as the primary contact person for the provision of all of the Transitional Services (collectively, the "Primary Coordinators"). The initial Primary Coordinators shall be the Controller of eFunds and the Chief Financial Officer of Deluxe. The initial coordinators for each Party for each Transitional Service shall be the individuals named in the description of such Transitional Service in Appendix A or B (the "Service Coordinators"). Each Party shall advise the other Party in writing of any change in the Primary Coordinators and any Service Coordinator. Deluxe and eFunds agree that all communications relating to the provision of the Transitional Services shall be directed to both the respective Service Coordinators and Primary Coordinators for such Transitional Service.

     1.03 Personnel. In providing the Transitional Services, Service Provider, as it deems necessary or appropriate in its sole discretion, may (i) use its personnel or that of its affiliates, and (ii) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other Service Provider businesses or are reasonably necessary for the efficient performance of any of the Transitional Services.


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     1.04 No Obligation to Continue to Use Transitional Services.

          (a) Service Receiver shall have no obligation to continue to use any of the Transitional Services and may delete any Transitional Service by providing to Service Provider the written notice described in subsection
     (b) below. If any Transitional Service is terminated by Service Receiver, Service Provider shall have the option, in its sole and absolute discretion, to discontinue any related Transitional Services by providing 45 days prior written notice to Service Receiver.

          (b) For the purposes of this Section, unless otherwise specifically set forth in Appendix A or B as the case may be, sixty (60) days prior written notice of the termination of a Transitional Service must be provided by Service Receiver with such notice to be effective as of the sixtieth day..

          (c) If any Transitional Service is terminated by Service Receiver as described herein, Service Receiver does not have the right to unilaterally reinstitute such Transitional Service.

     1.05 Service Provider Access. To the extent reasonably required for Service Provider's personnel to perform the Transitional Services, Service Receiver shall provide Service Provider's personnel with access to its equipment, office space, plants, and any other areas and equipment necessary for the provision of the Transitional Services; provided that such access shall not unreasonably interfere with Service Receiver's conduct of its business and Service Receiver's facility and data security rules.

                                    ARTICLE 2
                                  COMPENSATION

     2.01 Consideration. As consideration for the Transitional Services, Service Receiver shall pay to Service Provider the amount specified for each Transitional Service as set forth in Appendix A or B as the case may be. Upon the termination of any Transitional Service in accordance with Section 1.04 above, the compensation to be paid under this Section 2.01 shall be reduced by the amount specified for such terminated Transitional Service.

     2.02 Taxes.

          (a) General. Except as otherwise provided in Section 2.02 hereof, Service Provider shall pay all taxes, including any charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, profits, gross receipts, excise, property, license, capital stock, franchise, transfer, sales, use, payroll, withholding, social security, value added or other taxes, and any interest, penalties or additions attributable thereto assessed or levied against Service Provider in respect of the Transitional Services performed under this Agreement.


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          (b) Sales and Use Taxes. All applicable sales or use taxes assessed on the provision of Transitional Services shall be paid by Service Receiver.

     2.03 Invoicing and Payment.

          (a) Service Provider shall invoice Service Receiver for all services provided on a quarterly basis in arrears within 30 days of the end of the applicable quarter. In the event Service Receiver disputes an item billed, Service Receiver shall, within 60 days of receipt of Service Provider's invoice, notify Service Provider of the item in dispute, specifying Service Receiver's complaint. Service Receiver may withhold payment of items in dispute without interest until the dispute is resolved. Each party shall be entitled to offset amounts owing under this Agreement against amounts owing under the Professional Services Agreement, ONE channel management agreement, data sharing agreement or processor agreement to be entered into between the parties by providing notice to the Primary Coordinator of the other party. Payments of amounts owing pursuant to this Agreement, which are not offset against amounts owed by Service Receiver, as set forth in the preceding sentence, shall be made twice per year on the 30th day of June and 31st day of December.

          (b) If any payment is not paid when due or notice of dispute given as provided above, Service Provider shall have the right, without any liability to Service Receiver, or anyone claiming by or through Service Receiver, to immediately cease providing the Transitional Service(s) for which payment has not been made until the payment in full of all such payments is made, which right may be exercised by Service Provider in its sole and absolute discretion and shall not affect Service Provider's right or ability to terminate this Agreement as set forth in Article 5 below.

     2.04 Audits. Each Party, at its sole cost and expense, shall have the right to audit the other Party's books of account and other records pertaining to the cost of Transitional Services (including invoiced and reimbursed costs) pursuant to this Agreement for a period of twenty-four (24) months following the end of the calendar year in which such Transitional Services were rendered.

                                    ARTICLE 3
                      LIMITATION OF LIABILITY AND WARRANTY

     3.01 Transitional Services.

          (a) Service Provider's liability for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys' fees), fines and penalties (collectively, "Losses"), arising out of any actual or alleged injury, loss or damage of any nature whatsoever in providing or failing to provide the Transitional Services to Service Receiver shall be limited to an amount equal to the total fees payable to Service Provider during the fiscal quarter in which the Loss occurs, and in no event shall the aggregate liability of Service Provider exceed the aggregate fees payable to Service Provider under this Agreement. Notwithstanding


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     anything to the contrary contained herein, in the event Service Provider commits an error with respect to or incorrectly performs or fails to perform any Transitional Service, at Service Receiver's request, Service Provider shall use its best efforts to correct such error, re-perform or perform such Transitional Service.

          (b) Service Provider will not be liable to Service Receiver for any act or omission of any other entity (other than due to a default by Service Provider in any agreement between Service Provider and such other entity and then, only in accordance with the provisions and subject to the limitations contained in this Agreement) furnishing any Transitional Service.

          (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR AT LAW OR IN EQUITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE TRANSITIONAL SERVICES.

                                    ARTICLE 4
                              TERM AND TERMINATION

     4.01 Term. This Agreement shall become effective on the Effective Date and shall remain in force until the expiration of the longest Time Period (plus any extension in accordance with the provisions of Section 4.02 below) unless all of the Transitional Services are terminated by Service Receiver in accordance with
Section 1.04 above, or this Agreement is terminated under Section 4.03, 6.06 or
6.10 below prior to the end of such period.

     4.02 Extension. Subject to the earlier termination of this Agreement in accordance with Section 4.03, 6.06 or 6.10 below and except as otherwise provided with respect to any specific Transitional Service in Annex A hereto, Service Receiver may extend each Time Period for one (1) additional sixty (60) day period by providing Service Provider with at least forty-five (45) days' prior written notice before the end of the Time Period in question.

     4.03 Termination.

          (a) If a Party (hereafter called the "Defaulting Party") shall fail to perform or default in the performance of any of its obligations under any applicable Transitional Service (other than as described in subsection (b) below), the other Party (hereinafter called the "Non-Defaulting Party") may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate any affected Transitional Service if such failure or default is not cured within forty five (45) days of such written notice. If any failure or default so specified is not cured within such forty five (45) day period, the Non-Defaulting Party may elect to immediately terminate the affected Transitional Services; provided, however,


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     that if the failure or default relates to a good faith dispute by the
     Defaulting Party, the Non-Defaulting Party may not terminate any such Transitional Service pending the resolution of such dispute. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party. Nothing herein shall be construed to limit either Party's right to terminate any Transitional Service for convenience as provided in Section 1.04 or the Service Provider's right to suspend performance under Section 2.03(b) as a result of the Service Receiver's failure to pay, as provided in those Sections.

          (b) Either Party may immediately terminate this Agreement by written notice to the other Party without any prior notice upon the occurrence of any of the following events:

               (i) the other Party enters into proceedings in bankruptcy or insolvency;

               (ii) the other Party shall make an assignment for benefit of creditors;

               (iii) a petition shall be filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief as a debtor (or similar law in purpose or effect); or

               (iv) the other Party enters into liquidation or dissolution proceedings.

     4.04 Administrative and Support Services. Service Receiver acknowledges that Service Provider is providing the Transitional Services as an accommodation to Service Receiver to allow Service Receiver a period of time to obtain its own administrative and support services for its businesses. During the term of this Agreement, Service Receiver agrees that it shall take all steps necessary to obtain its own administrative and support services prior to the expiration of the Time Period for each Transitional Service.

     4.05 Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the Parties, the following rights and obligations shall survive the termination of this Agreement: (a) for the period set forth therein, the rights and obligations of each Party under Articles 4 and 5, and (b) Service Provider's right to receive the compensation for the Transitional Services provided, and reimbursement of the costs and expenditures described in Section
2.01 above incurred, prior to the effective date of termination.

                                    ARTICLE 5
                                   INDEMNITIES

     5.01 Indemnity by the Parties for Claims by Employees. Service Provider and Service Receiver mutually agree to defend, indemnify and hold harmless each other from and against any and all claims or causes of action for injury to or death of their respective employees which may arise in connection with the performance of this Agreement, regardless of the cause or reason thereof, and regardless of the negligence of the other.


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     5.02 Term of Indemnity and Filing of Actions. The indemnities contained in this Article shall survive for a period of three (3) years after the termination of this Agreement for any reason, and any claim for indemnity under this Article must be made by written notice to the indemnifying Party within one (1) year after the discovery thereof.

     5.03 Indemnification Procedures. With respect to any claims for indemnification which involve a claim by a third party, the indemnification procedures set forth in Section 7.01of the IPO and Distribution Agreement are incorporated herein and made a part hereof for all purposes as if fully set forth herein and shall govern the parties, rights and obligations with respect thereto. With respect to any claims for indemnification which do not involve a claim by a third party, the procedures set forth in Article 8 hereof shall govern the parties, rights and obligations with respect thereto.

                                    ARTICLE 6
                                  MISCELLANEOUS

     6.01 Amendments. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including by course of dealing or of performance or usage of trade) except in writing signed by the Parties.

     6.02 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign this Agreement or any rights herein without the prior written consent of the other Party, which may be withheld for any or no reason.

     6.03 Notices. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served,
(a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with subsection (c) below; or (b) on the next business day after delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery; or (c) on the fifth (5th) day after deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the Primary Coordinators as set forth below and to the respective Service Coordinators as identified in the applicable Appendix at the following addresses or to such other address as the Party to be notified shall have specified to the other Party in accordance with this section:

     If to Deluxe:

                  Deluxe Corporation
                  3680 Victoria
                  Shoreview, Minnesota
                  Attn:  Chief Financial Officer
                  Fax Number:  (651) 481-4477
                  Copy to:  General Counsel


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

                  Fax Number:  (651) 787-2749

     If to eFunds:

                  eFunds Corporation
                  400 West Deluxe Parkway
                  P.O. Box 12536
                  Milwaukee, Wisconsin 53212
                  Attn:  Controller
                  Fax Number:  (414) 341-5075
                  Copy to:  General Counsel
                  Fax Number:  (651) 787-2749

     6.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Minnesota without regard to its conflicts of laws provisions.

     6.05 Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Articles or Sections in which they appear or to which they relate.

     6.06 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, that the entirety of this Agreement shall continue in full force and effect in all other jurisdictions. Notwithstanding the foregoing, if the portion of this Agreement which is declared invalid has the effect of reducing the compensation due hereunder or preventing the reimbursement of the costs and expenditures described in Section 2.01(b) above, Service Provider, at its sole discretion, may terminate this Agreement by providing thirty (30) days written notice to Service Receiver.

     6.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     6.08 Rights of the Parties; No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity, other than the Parties and their respective subsidiaries and affiliates, as the case my be, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

     6.09 Reservation of Rights. Either Party's waiver of any of its rights or remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other rights or remedies which that Party shall have available to it, nor shall such waiver operate to waive the Party's rights to any remedies due to a future breach, whether of a similar or different nature. The failure or delay of a Party in exercising any rights granted to it hereunder shall not constitute a waiver of any such right and that Party may exercise that right at any time. Any single or


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partial exercise of any particular right by Service Provider shall not exhaust the same or constitute a waiver of any other right.

     6.10 Force Majeure. Any failure or omission by a Party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such Party, including, but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the Parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided, however, that such Party shall resume the performance whenever such causes are removed. Notwithstanding the foregoing, if such Party cannot perform under this Agreement for a period of forty-five (45) days due to such cause or causes, either Party may terminate this Agreement by providing written notice to the other Party, provided that nothing herein shall be construed as precluding either Party from terminating a Transitional Service for convenience in accordance with the provisions of Section 1.04.

     6.11 Relationship of the Parties. It is expressly understood and agreed that in rendering the Transitional Services hereunder, Service Provider is acting as an independent contractor and that this Agreement does not constitute either Party as an employee, agent or other representative of the other Party for any purpose whatsoever. Neither Party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other Party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other Party, or to bind the other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other Party in any manner whatsoever (except as to any actions taken by either Party at the express written request and direction of the other Party).

     6.12 Conflict. In case of conflict between the terms and conditions of this Agreement and any Appendix, the terms and conditions of such Appendix shall control and govern as it relates to the Transitional Service to which those terms and conditions apply.

     6.13 Entire Agreement. All understandings, representations, warranties and agreements, if any, heretofore existing between the Parties regarding the Transitional Services are merged into this Agreement, including the Appendices attached hereto, which fully and completely express the agreement of the Parties with respect to the subject matter hereof.

     6.14 Waiver of Jury Trial and Consent to Jurisdiction. EACH PARTY HEREBY
(a) WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY MATTER OR RIGHT ARISING UNDER THIS AGREEMENT OR RELATING TO THE TRANSITIONAL SERVICES, (b) CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF MINNESOTA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSITIONAL SERVICES SHALL BE LITIGATED IN ANY SUCH COURT, AND (c) WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON IMPROPER VENUE


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OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDINGS IN ANY SUCH COURT.

                                    ARTICLE 7
                              MONITORING COMMITTEE

     7.01 Establishment. Both Primary Coordinators of the Parties shall constitute the Monitoring Committee.

     7.02 Purpose. The purpose of the Monitoring Committee is to review the implementation of this Agreement and to use all reasonable efforts to resolve issues in an effort to ensure the smooth and efficient operation of this Agreement.

     7.03 Frequency of Meetings. The Monitoring Committee shall meet once a month or as necessary throughout the duration of this Agreement (other than where the Parties agree that such a periodic meeting is not necessary) and as otherwise reasonably requested by either Party.

     7.04 Meeting Procedure. The Monitoring Committee shall keep minutes of its meetings and develop a reasonable procedure if needed.

                                    ARTICLE 8
                               DISPUTE RESOLUTION

     8.01 Alternative Dispute Resolution

          (a) Any material dispute between the Parties, either with respect to the interpretation of any provision of this Agreement or with respect to the performance or non-performance by a Party shall be resolved as provided in this Article 8. The Parties understand and appreciate that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Agreement or from any dispute concerning this Agreement's terms. Therefore, each Party agrees, to use its best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis.

          (b) Upon the written request of either party, the Service Coordinators shall promptly meet to resolve and negotiate in good faith to resolve a dispute informally in accordance with the procedures set forth in Section
     8.02 hereof. If the Service Coordinators cannot resolve the dispute within fifteen (15) days of the initial notice of dispute, the Monitoring Committee shall meet to resolve the dispute. The Monitoring Committee shall promptly meet and negotiate in good faith to resolve the dispute informally in accordance with the procedures set forth in Section 8.02 hereof.

          (c) If any dispute or claim arising under this Agreement cannot be resolved by the Monitoring Committee pursuant to Section 8.01(b), the Parties agree to refer the matter to a panel consisting of one (1) senior executive from each Party (the "New Representatives") for review and resolution. The senior executive shall not have been


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     directly involved in the claim or dispute. The senior executives shall meet and resolve the dispute within thirty (30) days of their appointment. Any dispute that is not resolved through negotiation pursuant to this Section
     8.01 shall be settled exclusively by final and binding arbitration in accordance with Section 7.01 of the IPO and Distribution Agreement.

     8.02 Dispute Resolution Procedures.

          (a) During the course of negotiations between the Service Coordinators, the Monitoring Committee, or the New Representatives, as the case may be, all reasonable requests made by one party to the other for nonprivileged information reasonably related to this Agreement (as determined by the disclosing party in its sole discretion) shall be honored in order that each of the parties may be fully advised of the other's position.

          (b) The specific format for the negotiations shall be left to the discretion of the Service Coordinators, the Monitoring Committee or the New Representatives, as the case may be, including the preparation of agreed-upon statements of fact or written statements of position. At the option of either party, legal counsel for such party may be present at any such discussions.

     8.03 Continued Performance. Each party shall continue performing its respective obligations under this Agreement in good faith while any dispute is being resolved under this Article 8 unless and until such obligations are terminated as provided in this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Transitional
Services Agreement to be executed the day and year first above written.


                                       DELUXE CORPORATION

                                       By: _____________________________

                                       Title:___________________________



                                       EFUNDS CORPORATION

                                       By:______________________________

                                       Title:___________________________


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